EXHIBIT 99


                       ARMANINO FOODS OF DISTINCTION, INC.


For Immediate Release                      For More Information Contact:
July 21, 2004                              William Armanino, President & CEO
                                           Edmond J. Pera, COO
                                           (510) 441-9300


                      ARMANINO FOODS OF DISTINCTION, INC.
                  ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

     Hayward, CA (July 21, 2004) Armanino Foods of Distinction, Inc. (NASDAQ Small Cap Symbol: ARMF) announced today net sales, operating and net income, and earnings per share for the second quarter and six month period ended June 30, 2004.

     Net sales for the second quarter ended June 30, 2004 amounted to $ 3,400,418, as compared to $3,181,445 for the same period in 2003, an increase of 7%. Net sales for the six months ended June 30, 2004 were $6,456,077 as compared to $6,565,127, a decrease of 2%. In the second quarter of 2004, the Company experienced a relatively higher rate of sales over the comparable customer base of a year ago.

     Income (loss) from continuing operations before income taxes for the second quarter of 2004 was a profit of $205,962 compared to a loss of ($84,869) for the second quarter of 2003, a positive turn around of $290,831. The 2004 second quarter profit is primarily attributable to higher sauce sales. In addition, write-offs of inventory in 2003 contributed significantly to the second quarter loss a year ago. Income (loss) from continuing operations before income taxes for the six months ended June 30, 2004 was a profit of $230,108 compared to a loss of ($108,407) for the comparable period a year ago.

     Net income (loss) for the second quarter and six months ended June 30, 2004 was a profit of $146,233 and a profit of $163,398 respectively, compared to a net loss of ($55,590) and ($ 71,007) for the same quarter and six-month period of a year ago. Basic earnings per share for the second quarter and six months of 2004 amounted to $0.04 and $0.05 respectively, compared to basic earnings (loss) per share ($0.02) and ($0.02) for the comparable 2003 periods. Diluted earnings per share for the quarter and six month period of 2004 amounted to $0.04 and $0.05 respectively, compared to diluted earnings (loss) per share of ($0.02) for the quarter and six month period of 2003.

     William J. Armanino, President and CEO of Armanino Foods said, "With the development of new strategies and hard work, our sales teams gained considerable success. Our sales continued to improve over last year, following the trend experienced late in the first quarter. Also, our profitability rose dramatically over the comparable periods a year ago primarily due to cost reductions and increased second quarter sales."

     Armanino continued, "In the near future, we will be placing our secondary labels of our chicken, meat and pasta products into select retail locations in the western region. We believe this diversification should also increase our customer base and increase sales."

                                   Continued


     Armanino concluded, "We are pleased with our first half results which showed a significant rebound from performance a year ago."

     Armanino is an international food company that manufactures and markets frozen pestos, filled pasta products, meatballs, cooked meat, cooked poultry products, garlic spreads and focaccia to the retail, food service, club stores, institutional, and industrial food industry segments.


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                                   Continued


_____________________________________________________________________________

                      ARMANINO FOODS OF DISTINCTION, INC.
           RESULTS FOR THE QUARTER AND SIX MONTHS ENDED June 30, 2004

                                                      (Unaudited)
                                                 Quarter Ended June 30
                                               --------------------------
                                                  2004             2003
                                               ----------      ----------

Net Sales                                      $3,400,418      $3,181,445

Net Income/(Loss) From Cont. Oper. Before
  Taxes                                        $  205,962      $  (84,869)

Net Income /(Loss)                             $  146,233      $  (55,590)

Basic Income/(Loss) Per Common Share           $     0.04      $    (0.02)

Weighted Average Common Shares Outstanding      3,384,284       3,250,108

Diluted Income/(Loss) Per Common Share         $     0.04      $    (0.02)

Weighted Average Shares Outstanding             3,572,709       3,272,470

_____________________________________________________________________________

                                                      (Unaudited)
                                                Six Months Ended June 30
                                               --------------------------
                                                  2004             2003
                                               ----------      ----------

Net Sales                                      $6,456,077      $6,565,127

Net Income/(Loss) From Cont. Oper. Before
  Taxes                                        $  230,138      $ (108,407)

Net Income/(Loss)                              $  163,398      $  (71,007)

Basic Income/(Loss) Per Common Share           $     0.05      $    (0.02)

Weighted Average Common Shares Outstanding      3,367,443       3,250,108

Diluted Income Per Common Share                $     0.05      $    (0.02)

Weighted Average Common Shares Outstanding      3,579,035       3,268,146
_____________________________________________________________________________

This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements regarding the Company's goals and growth prospects. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including general economic conditions, fluctuations in customer demand, competitive factors such as pricing pressures on existing products, and the timing and market acceptance of new product introductions, the Company's ability to achieve manufacturing efficiencies necessary for profitable sales at current pricing, and the risk factors listed from time-to-time in the Company's annual and quarterly SEC reports. The Company assumes no obligation to update the information included in this press release.

                                      End